Exhibit 10.1

SECOND AMENDMENT TO

AMENDED AND RESTATED CREDIT AGREEMENT

This Second Amendment to Amended and Restated Credit Agreement (the “Second Amendment”) is made as of the 14th day of January, 2005 by and among

THE WET SEAL, INC., a Delaware corporation, having its principal place of business at 26972 Burbank, Foothill Ranch, California 92610, as Lead Borrower for the Borrowers, being:

said WET SEAL, INC.,

WET SEAL CATALOG, INC., a Delaware corporation, having its principal place of business at 26972 Burbank, Foothill Ranch, California 92610; and

THE WET SEAL RETAIL, INC., a Delaware corporation, having its principal place of business at 26972 Burbank, Foothill Ranch, California 92610; and

WET SEAL GC, INC., a Virginia corporation, having its principal place of business at 26972 Burbank, Foothill Ranch, California 92610, as Facility Guarantor; and

the REVOLVING CREDIT LENDERS party hereto; and

BACK BAY CAPITAL FUNDING LLC, as Term Lender, a Delaware limited liability company with offices at 40 Broad Street, Boston, Massachusetts 02109; and

FLEET RETAIL GROUP, INC., as Administrative Agent and Collateral Agent for the Lenders, a Delaware corporation, having its principal place of business at 40 Broad Street, Boston, Massachusetts 02109; and

FLEET NATIONAL BANK, as Issuing Bank, a national banking association having a place of business at 100 Federal Street, Boston, Massachusetts 02110;

in consideration of the mutual covenants herein contained and benefits to be derived herefrom.

WITNESSETH

WHEREAS, the Lead Borrower, the Borrowers, the Lenders, the Administrative Agent and Collateral Agent, the Term Lender and the Issuing Bank entered into an Amended and Restated Credit Agreement dated as of September 22, 2004, as amended by a First Amendment to Amended and Restated Credit Agreement dated November 9, 2004, and as further amended by an Amended and Restated First Amendment to Amended and Restated Credit Agreement dated as of December 13, 2004 (as further amended and in effect, the “Credit Agreement”); and

WHEREAS, the parties desire to amend the terms and conditions of the Credit Amendment as set forth herein.

NOW THEREFORE, it is hereby agreed as follows:

1.	Definitions. All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Credit Agreement.

2.	Amendment to Article I. The definition of each of Intercreditor Agreement, SAC Credit Agreement, SAC Loan Documents, Securities Purchase Agreement, Securities Purchase Documents, and Subordination Agreement is hereby revised to mean and refer to each of such documents, as amended, restated or otherwise modified and in effect from time to time.

3.	Amendment to Article I. The definition of Convertible Notes contained in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

“Convertible Notes” means the Notes (whether “ Notes” (as defined in the Securities Purchase Agreement as in effect on December 13, 2004) or any convertible notes issued in replacement of the Notes in accordance with the terms of the Securities Purchase Agreement), made payable by the Lead Borrower, in an aggregate principal amount equal to $56,000,000 (plus capitalized expenses and interest and other amounts due thereon), issued pursuant to the Indenture.

4.	Amendment to Article V. Section 5.01(f) of the Credit Agreement is hereby amended to read as follows:

(f) Daily, a certificate in the form of Exhibit E (a “Borrowing Base Certificate”) showing the Borrowing Base and Term Loan Borrowing Base as of the close of business on the immediately preceding day, which Borrowing Base Certificate shall reflect, among other things, the roll forward of the Inventory from the prior day and the prior day’s cash receipts, each Borrowing Base Certificate to be certified as complete and correct on behalf of the Borrowers by a Financial Officer of the Lead Borrower; provided however, based upon the most recently delivered Borrowing Base Certificate, if minimum Excess Availability is not less than the aggregate of (i) the then applicable Minimum Required Excess Availability, and (ii) $10,000,000, the roll forward of Inventory may be furnished on a weekly basis;

5.	Amendment to Article V. The provisions of Article V of the Credit Agreement are hereby amended by the addition of the following Section 5.16:

5.16. Funding of Convertible Notes. On or before January 14, 2005 the Lead Borrower shall have received at least $26,000,000 of net cash proceeds from the issuance of the Convertible Notes, and on or before January 18, 2005 the Lead Borrower shall have received at least an additional amount of $26,000,000 of net cash proceeds from the issuance of the Convertible Notes, totaling minimum net cash proceeds of $52,000,000.

6.	Amendment to Article VI. Section 6.01(i) of the Credit Agreement is hereby amended to read as follows:

(i) Indebtedness owing to the SAC Agents and the SAC Lenders under the SAC Loan Documents (the “SAC Indebtedness”). Except as set forth below, the Borrowers shall not make any payments on the SAC Loan (other than the payment of counsel fees described in Section 9(c) of the Intercreditor Agreement, and the accrual of (A) payment in kind or capitalized interest, (B) capitalized expenses, and (C) all other amounts due thereon, which amounts are all to be capitalized) unless and until (i) all Obligations have been repaid in full in cash, except for those Letter of Credit Outstandings described in (ii), below, (ii) the Borrowers have deposited cash into the Cash Collateral Account in an amount equal to 103% of the Letter of Credit Outstandings at such time, and (iii) any obligations of the Swingline Lender, the Issuing Bank, or any Revolving Credit Lender to make any loans or to provide any financial accommodations pursuant to this Agreement have been terminated. Except for the amendments and modifications permitted in accordance with the terms of the Intercreditor Agreement, the Borrowers shall not hereafter effect or permit any amendments or modifications to any SAC Loan Documents without the prior written consent of the Administrative Agent and the Term Lender. Upon satisfaction of the following requirements, the Borrowers shall from time to time be permitted to repay Obligations under the SAC Credit Agreement, in increments of not less than $2,000,000.00, on the last Business Day of any month, commencing March 31, 2005:

(A) The Lead Borrower shall furnish the Administrative Agent (i) within 10 Business Days’ of receipt of written notice from SAC of SAC’s intent to terminate, pursuant to the terms of Section 2.17 of the SAC Credit Agreement, a copy of such notice of termination, or (ii) 10 Business Days’ notice of its desire to repay the SAC Loan.

(B) No Event of Default is then occurring; and

(C) After giving effect to the amount of the SAC Loan to be repaid and on a pro forma basis for the next 6 month period, based upon delivery by the Lead Borrower of a business plan reasonably satisfactory to the Administrative Agent and the Term Lender, in their reasonable discretion, the Borrower shall have minimum Excess Availability of not less than the aggregate of (i) the then applicable Minimum Required Excess Availability, and (ii) $10,000,000.

7.	Amendment to Article VI. Section 6.01(j) of the Credit Agreement is hereby amended to read as follows:

(j) Indebtedness owing to the holders of the Convertible Notes in an aggregate principal amount not to exceed $56,000,000 (plus capitalized expenses and interest and plus all Subordinated Debt Fees (as defined in the Subordination Agreement) and other amounts due thereon) in the aggregate under the Securities Purchase

Documents. Except for the conversion of the Convertible Notes into shares of Class A Common Stock of the Lead Borrower in accordance with the terms of the Convertible Notes, the Borrowers shall not make any payments on the Convertible Notes or under the Securities Purchase Documents (other than the payment of Subordinated Debt Fees, and the accrual of (A) payment in kind or capitalized interest, (B) capitalized expenses, and (C) all other amounts due thereon, which amounts are all to be capitalized) unless and until (i) all Obligations have been repaid in full in cash, except for those Letter of Credit Outstandings described in (ii), below, (ii) the Borrowers have deposited cash into the Cash Collateral Account in an amount equal to 103% of the Letter of Credit Outstandings at such time, and (iii) any obligations of the Swingline Lender, the Issuing Bank, or any Revolving Credit Lender to make any loans or to provide any financial accommodations pursuant to this Agreement have been terminated. Except for the amendments and modifications permitted in accordance with the terms of the Subordination Agreement, the Borrowers shall not hereafter effect or permit any amendments or modifications to any of the Securities Purchase Documents without the prior written consent of the Administrative Agent and the Term Lender, which shall not be unreasonably withheld or delayed.

8.	Amendment to Article VI. The provisions of Article VI of the Credit Agreement are hereby amended by the addition of the following subsection at the end of Section 6.06(b):

(c) Notwithstanding anything to the contrary contained in this Agreement, the Loan Parties may pay any principal of and/or interest or other amounts owing on the SAC Loan under the SAC Credit Agreement by issuing to the SAC Lenders equity interests, or instruments convertible into or exchangeable or exercisable for such equity interests, in the Loan Parties in lieu of any such payment in cash; provided, however that any such equity interest (other than the Class A Common Stock of the Lead Borrower), or instrument convertible into or exchangeable or exercisable for such equity interests, shall have no rights for the receipt of any cash payments (other than the right to cash payments made to all holders of the Class A Common Stock of the Lead Borrower, which cash payments are subject to restrictions on payment contained in this Agreement) of any kind prior to the termination of this Agreement unless, prior to the making of any such payment, the Loan Parties have satisfied the provisions of subsections (B) and (C) of Section 6.01(i).

9.	Amendment to Article VII. Section 7.01(r) of the Credit Agreement is hereby amended to read as follows:

(r) the occurrence of any Event of Default under the SAC Loan or SAC Loan Documents, whether or not SAC has exercised, or is permitted to exercise, any of its rights and remedies on account thereof.

10.	Conditions to Effectiveness. This Second Amendment shall not be effective until each of the following conditions precedent have been fulfilled to the satisfaction of the Administrative Agent, the Term Lender and the Revolving Credit Lender:

a.	This Second Amendment shall have been duly executed and delivered by the Borrowers, the Facility Guarantor, the Administrative Agent, the Term Lender and the Revolving Credit Lender. The Administrative Agent shall have received a fully executed copy hereof and of each other document required hereunder.

b.	No Default or Event of Default shall have occurred and be continuing both before and immediately after giving effect to the execution of this Second Amendment.

c.	The Borrowers shall have paid to the Administrative Agent and the Term Lender an amendment fee in the aggregate amount of $125,000.

d.	An amendment to the Intercreditor Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Term Lender shall have been executed and delivered by SAC and the Loan Parties.

e.	The Bridge Subordination Agreement to be entered into between, among others, SAC and The Bank of New York as Trustee and Collateral Agent, shall be in form and substance reasonably satisfactory to the Administrative Agent and the Term Lender.

f.	The Borrowers and the Facility Guarantor shall have provided such additional instruments and documents to the Administrative Agent as the Administrative Agent and its counsel may have reasonably requested.

11.	Consent to Amendment of SAC Loan Documents. Notwithstanding anything to the contrary contained in the Credit Agreement, or in Paragraph 3.2 of the Intercreditor Agreement, as of the effective date of this Second Amendment, the Agent, for and on behalf of the Lenders, hereby consents to the amendment of the SAC Loan Documents as of the date of this Second Amendment. This is a one time consent with respect to the foregoing transactions only and shall not obligate the Agent or any Lender to consent to any other transactions similar or dissimilar to the foregoing transactions or to establish a course of conduct.

12.	Consent to Amendment of Definition of Minimum Required Excess Availability. Notwithstanding that the Administrative Agent and the Term Lender have not determined that the business plan furnished to them by the Borrowers is satisfactory, the Administrative Agent and the Term Lender have agreed that effective upon receipt of all amounts referenced in Section 5.16, the definition of “Minimum Required Excess Availability” shall be amended to read as follows:

“Minimum Required Excess Availability” means Excess Availability at all times of not less than the greater of (i) fifteen percent (15%) of the greater of the Borrowing Base or the Term Loan Borrowing Base, at any time of calculation, or (ii) (A) $7,500,000, or (B) if the test for Excess Availability is being applied during the period from December 20 through January 20, Excess Availability shall not fall below $11,000,000 for three (3) consecutive days or more during such period.

13.	Certain Waivers. Each of the Administrative Agent, the Collateral Agent, Swingline Lender, Revolving Credit Lender, Term Lender and Issuing Bank acknowledge and agree to waive any rights they may have under Section 7.01(p) of the Credit Agreement or any other provisions of the Credit Agreement or any other Loan Document in connection with the transactions contemplated under (a) the Agency Agreement dated as of December 31, 2004 by and between Hilco Merchant Resources, LLC (“Hilco”), the Loan Parties, (b) the Security Agreement dated as of December 31, 2004 between Hilco and the Loan Parties, and (c) the Subordination Agreement dated as of December 31, 2004 by and among the Loan Parties, the Administrative Agent, and the SAC Agents.

14.	Miscellaneous.

a.	Except as provided herein, all terms and conditions of the Credit Agreement and the other Loan Documents remain in full force and effect. The Loan Parties hereby ratify, confirm, and reaffirm all of the representations, warranties and covenants therein contained.

b.	The Loan Parties hereby acknowledge and agree that they have no offsets, defenses, claims, or counterclaims against the Agents or any Lender, or any of their respective officers, directors, employees, attorneys, representatives, predecessors, successors, or assigns with respect to the Loan Documents, the Obligations, or otherwise, and that if the Loan Parties now have, or ever did have, any offsets, defenses, claims, or counterclaims against the Agents or any Lender, or any of their respective officers, directors, employees, attorneys, representatives, predecessors, successors, or assigns, whether known or unknown, at law or in equity, all of them are hereby expressly WAIVED, and the Loan Parties hereby RELEASE the Agents and each Lender, and each of their respective officers, directors, employees, attorneys, representatives, predecessors, successors, and assigns from any liability therefor.

c.	The Borrowers shall pay all reasonable out-of-pocket costs and expenses incurred by the Administrative Agent and the Term Lender in connection with this Second Amendment, including, without limitation, all reasonable attorneys’ fees.

d.	This Second Amendment may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered, shall be an original, and all of which together shall constitute one instrument.

e.	This Second Amendment expresses the entire understanding of the parties with respect to the matters set forth herein and supersedes all prior discussions or negotiations hereon.

f.	By executing this Second Amendment, the undersigned Facility Guarantor hereby consents to the Second Amendment to Credit Agreement and acknowledges that its Guarantee remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed and their seals to be hereto affixed as the date first above written.

THE WET SEAL, INC.

By:	/s/ Douglas C. Felderman
Name:	Douglas C. Felderman
Title:	EVP + CFO

THE WET SEAL RETAIL, INC.

By:	/s/ Douglas C. Felderman
Name:	Douglas C. Felderman
Title:	Secretary + Treasurer

WET SEAL CATALOG, INC.

By:	/s/ Douglas C. Felderman
Name:	Douglas C. Felderman
Title:	Secretary + Treasurer

WET SEAL GC, INC.

By:	/s/ Douglas C. Felderman
Name:	Douglas C. Felderman
Title:	Secretary + Treasurer

FLEET RETAIL GROUP, INC.,
As Administrative Agent, Collateral Agent, as Swingline Lender and as Revolving Credit Lender

By:	/s/ Daniel T. Platt
Name:	Daniel T. Platt
Title:	Director

BACK BAY CAPITAL FUNDING, LLC, as Term Lender

By:	/s/ Kristen M. O’Connor
Name:	Kristen M. O’Connor
Title:	Managing Director

FLEET NATIONAL BANK, as Issuing Bank

By:	/s/ Daniel Platt
Name:	Daniel Platt
Title:	Director